MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (the “Agreement”), dated as of December 27, 2012 (the “Effective Date”) by and between Jubilant Life Sciences Ltd., a company organized under the laws of India (“Jubilant”) and Jubilant Cadista Pharmaceuticals, Inc., a Delaware corporation (“Cadista”). (Cadista and Jubilant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

Jubilant is interested in buying certain of Cadista’s products manufactured by Cadista and selling such products in certain territories outside of the United States (and its territories and possessions).

Accordingly, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree to the following terms and conditions:

ARTICLE I - DEFINITIONS

“Accepted Product” has the meaning set forth in Section 6.4(a).

“Affiliate” means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. “Owns” or “Ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities or a comparable equity interest in any other type of entity. For purposes of this Agreement Cadista and Jubilant shall be deemed not to be Affiliates of each other.

“Agency” means any governmental regulatory authority responsible for granting approvals for the sale of a Product.

“Agreement” means the present agreement together with all attachments.

“ANDA” means an “abbreviated new drug application,” as defined in the FD&C Act and applicable FDA rules and regulations.

“API” means the active pharmaceutical ingredient of a particular Product.

“Applicable Country” means with respect to a Product, a country in the Applicable Territory for such Product.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

“Applicable Territory” means with respect to a Product, the respective countries for such Product set forth on Schedule 1.

“Average Selling Price” means with respect to a Product in an Applicable Country for any period, (A) the gross sales (number of units shipped times the invoiced price per unit) by Jubilant, its distributors or sublicensees, for such period in such Applicable Country less accruals for expected rebates and retroactive price reductions for such Product shipped to customers in such Applicable Country during such period and any applicable prior periods, divided by (B) the number of units of Product shipped to customers in such Applicable Country by Jubilant for such period.

“Approved Manufacturer” has the meaning set forth in Section 6.6.

“Article” means any article of this Agreement.

“Bankruptcy Code” means 11 USC §§ 101, et seq.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA are authorized or required by law to close.

“Cadista” has the meaning set forth in the preamble.

“cGMP” means (a) the FDA’s then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in the United States, the FDA’s guidance documents, and all successor regulations and (b) current good manufacturing practices as required by law in countries other than the United States where manufacturing of Products is conducted.

“Commercially Reasonable Efforts” means exercising such reasonable efforts and diligence in accordance with a Party’s reasonable business, legal, medical and scientific judgment and in a manner consistent with and in accordance with the efforts and resources of similar parties in the industry for a pharmaceutical product owned or controlled by such Party which is of similar market potential at a similar stage of its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product and the profitability of the product.

“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labeling for the Product), required to be used in order to produce a Product in accordance with the Product Specifications, other than the API.

“Competing Product with respect to a Product shall mean any pharmaceutical product which has the same active ingredients in the same dosage form, as such Product and is a Generic Equivalent.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

2

“Confidential Information” has the meaning set forth in Article X.

“Destination Charges” means all amounts paid or incurred by Jubilant for Product to reach Jubilant’s or its Affiliates’ warehouses (including without limitation, taxes, customs, insurance and shipping) from the place of manufacture, or if shipped directly from the place of manufacture to a customer, to reach the port of destination in the Applicable Country of such customer (but not including any local freight charges incurred with respect to shipping Product, after arrival at the port of destination, to any such customer).

“Drug Approval Application” means an application for product license approvals, health registrations, marketing authorizations, regulatory submissions, notices of compliance and other licenses and permits required to be submitted to the applicable Agency before the commercial sale or use, of a particular Product as a drug in a regulatory jurisdiction.

“Effective Date” has the meaning set forth in the preamble.

“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations of the FDA promulgated thereunder.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time applied on a consistent basis.

“Generic Equivalent” means a product which has been approved by an Agency in an Applicable Country as meeting the necessary bioequivalence requirements of the innovator product described on Schedule 1, which bioequivalence was established through in vivo and/or in vitro testing, compared to a reference standard that is currently approved by such Agency in such Applicable Country, or such other testing as may be required by the Agency in an Applicable Country to show therapeutic equivalence.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any securities exchange), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Intellectual Property Rights” means any and all existing and future proprietary rights, including but not limited to property rights, know-how rights, trade secret rights, copyrights, design rights, any existing or future patents and patent applications in the Country and all continuations, continuations-in-part, divisions, reissues, reexaminations, extensions or other government actions which extend the subject matter of the foregoing, and any corresponding patents, patents of addition, granted or registered and all other intellectual property rights (including without limitation the right, if any, to sue or bring other actions for past, present and future infringement of such Intellectual Property Rights).

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

3

“Jubilant” has the meaning set forth in the preamble.

“Label”, “Labeled” or “Labeling” means, when used as a noun, all labels and other written, printed or graphic matter upon (i) a Product or any container or wrapper utilized with such Product, or (ii) any written material accompanying such Product, including, without limitation, package inserts, in each case that is subject to review by an Agency in an Applicable Country for such Product. When used as verb, Label means to affix or insert a Label.

“Latent Defect” has the meaning set forth in Section 6.4(a).

“Loss” or “Losses” has the meaning set forth in Section 12.1.

“Marketing Plan” has the meaning set forth in Section 5.2.

“NDA” means a New Drug Application filed with the FDA pursuant to and under 21 U.S.C. Section 355(b) of the FD&C Act.

“Net Sales” means with respect to a Product for any period in an Applicable Country, the Average Selling Price for such period for such Applicable Country multiplied by the number of units shipped for such period less the following, to the extent not included in the Average Selling Price for such Applicable Country and without duplication: (a) rebates, quantity and cash discounts, promotional allowances, and other usual and customary discounts and wholesaler or other fees to customers in such Applicable Country, (b) taxes and duties paid, absorbed, or allowed which are directly related to the sale, (c) the amount of chargebacks and amounts repaid or credited by reason of rejections, damages or return of goods (including, without limitation, for customer returns of Product for any reason, including remaining shelf life), or because of retroactive price adjustments justified by trade practices with respect to sales to customers in the Applicable Country, and (d) discounts, rebates or other payments required by law to be made under governmental special medical assistance programs in such Applicable Country. To the extent returns are refunded under Section 7.8, they shall not be deducted from Net Sales.

“Package” or “Packaging” means, when used as a noun, all primary and secondary containers, including cartons, shipping cases and other like matter used in packaging or accompanying a Product. When used as a verb, “Package” means to insert into a Package.

“Party” has the meaning set forth in the preamble.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Product Claim” has the meaning set forth in Section 12.3.

“Product Purchase Price” shall be determined on a Product-by-Product, Applicable Country-by-Applicable Country basis for a Product and is defined in Section 7.1.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

4

“Product Specifications” means the specifications for each of the Products that has received FDA approval as set forth in the ANDA or NDA, as applicable, for such Product as approved by the FDA; provided, however, that if a Product receives Regulatory Approval in an Applicable Country, either prior to having received FDA approval for marketing in the United States or containing different specifications than contained in an approved ANDA or NDA for such Product, then the Product Specifications for such Product in such Applicable Country shall mean the specifications for such Product set forth in the Drug Approval Application in connection with which the Regulatory Approval in such Applicable Country was granted or as the Parties shall otherwise agree in writing.

“Products” means each of the finished dosage pharmaceutical products listed and described on Schedule 1 attached hereto in the dosage form set forth therein, as Schedule 1 may be amended by mutual written agreement of the Parties.

“Recall” has the meaning set forth in Section 6.5.

“Regulatory Approval” means the license or marketing approval necessary as a prerequisite for marketing a Product in an Applicable Territory.

“Rejection Notice” has the meaning set forth in Section 6.4(a).

“Renewal Period” has the meaning set forth in Section 9.1.

“Section” means any section of this Agreement.

“Service Level Charges” is defined in Section 6.2.

“Technical Information” means all techniques and data and other know-how and technical information including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, manufacture, production, quality control, storage, distribution and sale of a Product.

“Term” means the period of time specified in Section 9.1.

“Third Party” means any entity other than Jubilant or Cadista, and their respective Affiliates.

ARTICLE II - OVERVIEW OF AGREEMENT

2.1           Overview. Cadista will manufacture, Label and Package, or have its designee manufacture, Label and Package, the Products and supply the Products to Jubilant, and Jubilant will market, sell and distribute each Product in the respective Applicable Territory for such Product set forth on Schedule 1. The Parties acknowledge and agree that additional Products and Applicable Territories may be added to this Agreement, from time to time, upon the mutual agreement of the Parties and the execution of a revised Schedule 1 to add such additional Products and Applicable Territories.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

5

ARTICLE III – TECHNICAL INFORMATION/COMPETING PRODUCTS

3.1           Ownership of Technical Information. Ownership of inventions, whether patentable or not patentable, and Technical Information developed pursuant to this Agreement shall be owned by the developing Party.

3.2           Covenant Not to Market Competing Products. From and after the Effective Date until the termination of this Agreement, Jubilant shall not directly or indirectly manufacture for sale, market or sell a Competing Product to a Product in the Applicable Territory for such Product. This restriction shall not apply with respect to a particular Product or an Applicable Country with respect to a Product once the Term has ended with respect to such Product or Applicable Country. Notwithstanding the foregoing, the Parties recognize and agree that Persons to whom Jubilant sells Products for further distribution may also without the assistance of Jubilant sell Competing Products.

ARTICLE IV
GENERAL COMMERCIAL OBLIGATIONS

4.1           Appointment. Cadista hereby appoints Jubilant as exclusive distributor of each Product in the respective Applicable Territory for such Product set forth on Schedule 1. During the Term of this Agreement for a Product, Cadista hereby grants Jubilant the exclusive rights to market, advertise, promote, distribute, sell and offer to sell such Product in the respective Applicable Territory for such Product set forth on Schedule 1.

4.2           Supply. Subject to the terms and conditions of this Agreement, from and after the Effective Date and during the Term: (a) Cadista shall use Commercially Reasonable Efforts to timely manufacture, Label, Package and supply to Jubilant all of Jubilant’s requirements of each of the Products for use or sale in the Applicable Territory for such Product in accordance with Jubilant’s purchase orders, the Product Specifications for each Product, cGMP requirements, Applicable Law and the terms hereof; (b) Cadista shall not manufacture a Product for, or supply a Product to, its Affiliates (other than Jubilant or Jubilant Affiliates’ designated by Jubilant in writing) or any Third Party for use or sale within the Applicable Territory for such Product without the prior written consent of Jubilant; and (c) except as provided in Sections 6.2 and 6.6, Jubilant shall purchase all of its requirements of each Product for use or sale in the Applicable Territory for such Product exclusively from Cadista.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

6

4.3           Packaging and Labeling. Jubilant shall supply to Cadista, in a timely fashion, all information necessary to create artwork required to Label the Products (including private-label Product, where applicable) with such trademarks, logos or designs as Jubilant shall select and in accordance with Applicable Laws. Cadista shall be responsible for securing any approvals required by Agencies in each Applicable Country in the Applicable Territory for a Product or other applicable Regulatory Approvals for the initial Label for a Product and for any changes or supplements to the Labeling for any Product requested by Jubilant. In the event that Jubilant wishes to modify or change the Label for a Product, when and where reasonably practicable, Jubilant shall provide at least sixty (60) days’ advance notice of such desired change to Cadista as reasonably possible and forward such modifications or changes to Cadista for incorporation into the Packaging and Labeling of such Products.

4.4           Regulatory Approval. (a) Cadista shall be responsible at its sole cost and expense, for the preparation of the Drug Approval Applications for each Product in each Applicable Country of such Product’s Applicable Territory, in form and substance capable of receiving Regulatory Approval, and obtaining and maintaining Regulatory Approval, for each Product in each Applicable Country of the Applicable Territory for such Product, and in the discharge of such obligations Cadista shall exercise Commercially Reasonable Efforts; provided, however, that Jubilant will cooperate with Cadista with respect to such preparation, and will provide such assistance (including, without limitation, guidance as to the regulatory requirements in each such Applicable Country), as Cadista shall reasonably request, all without charge to Cadista. Jubilant shall be responsible at its cost and expense, for the filing, with the applicable Agencies in each Applicable Country of the Applicable Territory, and prosecution, as regulatory agent of Cadista, the Drug Approval Applications for each Product prepared by Cadista pursuant to the foregoing sentence, and for maintaining for each Product such Regulatory Approvals as are granted in the Applicable Territory for such Product, all in accordance with Cadista’s instructions, and in the discharge of such obligations Jubilant shall exercise Commercially Reasonable Efforts. If the Parties deem it necessary or desirable with respect to obtaining and maintaining Regulatory Approval with respect to a Product in a particular Applicable Country in the Applicable Territory, Cadista shall provide an agency letter addressed to the applicable Agency in such Applicable Country, or such other writing or agreement as the Parties shall deem necessary or desirable, in order for Jubilant to coordinate the filing of the applicable Drug Approval Application for such Product in such Applicable Country and to maintain any Regulatory Approval granted for such Product in such Applicable Country and to receive and reply to all communications from such Agency in such Applicable Country relating to such Drug Approval Application or maintenance and address any deficiencies or requests for additional information provided by such Agency. Notwithstanding the foregoing or anything else to the contrary contained herein: (i) all Regulatory Approvals with respect to each Product in such Product’s Applicable Territory shall be owned by Cadista regardless of whether Cadista or Jubilant files, prosecutes or maintains same; and (ii) Cadista shall be responsible, at its sole cost and expense, for providing Jubilant (for its provision to the applicable Agencies in the Applicable Countries for the Products) any additional data or information necessary to receive or maintain Regulatory Approval for a Product in each Applicable Country of the Applicable Territory for such Product. In order to permit Jubilant to carry out its obligations under this Section 4.4(a), Cadista shall consult with Jubilant and provide such technical assistance and oversight as shall reasonably be requested by Jubilant.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

7

(b)           Jubilant shall promptly provide Cadista with copies of all notices and correspondence received from Agencies relating to the Products in each Applicable Country of the Applicable Territory and shall provide prompt notice to Cadista of any proposed calls or meetings with any such Agency relating to a Drug Approval Application or maintenance of a Regulatory Approval granted with respect to a Product and permit representatives of Cadista to participate in such calls or meetings. Cadista will promptly provide Jubilant with any notices, correspondence or request for information received from an Agency during the Term with respect to a Product as it relates to an Applicable Country of the Applicable Territory for such Product.

(c)           Jubilant agrees that it will not make any filing or correspond with, or otherwise contact, any Agency with respect to a Product in any Applicable Country of the Applicable Territory for such Product, in the absence of Cadista’s prior written consent.

ARTICLE V
COMMERCIALIZATION

5.1           General Diligence Obligation. Subject to the terms and conditions of this Agreement, Jubilant will exercise Commercially Reasonable Efforts to market and promote each Product to customers in each Applicable Country in the Applicable Territory for such Product during the Term in accordance with the terms of this Agreement, and with Applicable Law.

5.2           Marketing Plan. Jubilant will be responsible for assessing the market opportunities for each Product in each Applicable Country in the Applicable Territory for such Product and preparing and providing to Cadista, a marketing plan for such Product in each Applicable Country of the Applicable Territory for such Product (each a “Marketing Plan”) for the current calendar year within 60 days after the Effective Date of this Agreement. Each Marketing Plan shall set forth, among other things, Jubilant’s Expected Market Price (as defined in Section 5.3 below) for a Product in each Applicable Country in the Applicable Territory for such Product, the estimated Net Sales of such Product for such calendar year in each Applicable Country in the Applicable Territory for such Product and Jubilant’s proposed marketing activities, which must be consistent with efforts appropriate for pharmaceuticals products of similar market potential to market such Product in each Applicable County in the Applicable Territory for such Product.

Thereafter, Jubilant shall, ninety days prior to the end of each calendar year during the Term, provide Cadista with a copy of Jubilant’s Marketing Plan for each Product for each Applicable Country for the next calendar year. Cadista may communicate comments to Jubilant in respect of such Marketing Plans. Jubilant agrees to consider such comments in good faith and shall provide a response to Cadista in respect of such comments, which response may include revisions to the Marketing Plan. Jubilant shall adopt Cadista’s comments unless commercially unreasonable.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

8

5.3           Product Sale Pricing. The net selling prices at which Jubilant will market and sell each Product in each Applicable Country of the Applicable Territory for such Product shall be mutually determined by the Parties promptly following Cadista’s receipt of Jubilant’s Marketing Plan for such Product in such Applicable Country (the “Expected Market Price”). In the event Product is to be sold below the Expected Market Price in a particular Applicable Country, whether in general or as to a specific customer, Jubilant shall obtain the approval of Cadista, and the Product Purchase Price for such Product payable by Jubilant to Cadista pursuant to Section 7.1 shall be adjusted accordingly. Jubilant may request adjustments to the Expected Market Price for a Product in an Applicable Country as and when market conditions for such Product in such Applicable Country require changes to the Expected Market Price of such Product.

ARTICLE VI
DELIVERY AND ACCEPTANCE

6.1           Forecasts. Within 60 days after the execution of this Agreement and, not later than 90 days prior to the end of each calendar year during the Term, Jubilant will provide Cadista with a forecast of its requirements of each Product for such calendar year which shall separately breakdown such requirements for each Applicable Country of the Applicable Territory for such Product. All forecasted requirements of each Product provided by Jubilant to Cadista pursuant to this Agreement constitute an estimate of Jubilant’s requirements for such Product in the Applicable Country that is supplied for the convenience of Cadista only, is non-binding on Jubilant, and will not itself be deemed an order of such Product.

6.2           Orders. On a quarterly basis during the Term of this Agreement, Jubilant shall submit to Cadista purchase orders as needed for each Product to be delivered no sooner than ninety (90) calendar days after the date of the purchase order to be sold within the Applicable Country set forth in such Purchase Order, consistent with its forecast and as required by Jubilant. Cadista shall use Commercially Reasonable Efforts to supply a quantity of each Product of up to one-hundred twenty-five percent (125%) of the amount previously forecasted for such Product by Jubilant in such Applicable Country for such Product for any such quarter.

If Cadista cannot confirm that it will be able to supply at least ninety percent (90%) of the quantities of any Product estimated by Jubilant for the current 3-month portion of the forecast with respect to any Applicable Country in the Applicable Territory for such Product, as Jubilant’s sole remedy, Jubilant will advise Cadista of any service level charges or penalties that may accrue for such Product in the Applicable Country (i.e. payments by Jubilant to customer for failure to timely supply) on account of the delay or non-supply and Cadista shall bear those charges and penalties (“Service Level Charges”). In the event that the terms and conditions of any purchase order are inconsistent with or conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern. Cadista shall, within five (5) Business Days of receiving each purchase order, acknowledge and confirm the delivery date of such Product described on such purchase order.

6.3           Delivery of Products. Delivery of Products shall be FOB place of manufacture, freight prepaid with full insurance, no later than the delivery date specified by Jubilant and no later than 60 days from the date of manufacture. A Certificate of Analysis, signed by a qualified representative of Cadista and reasonably acceptable to Jubilant, shall accompany each shipment to Jubilant. Title and risk of loss shall pass upon the loading of Product upon the ship at port of embarkation (or if not being transported by ship, then upon loading of carrier at place of manufacture).

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

9

6.4          Acceptance and Rejection of Products.

(a)            Jubilant shall notify Cadista in writing of its rejection of any Product supplied to it pursuant to this Agreement (“Rejection Notice”) as follows: (i) in the case of defects that are readily discoverable upon a physical inspection of a Product shipment, Jubilant shall deliver a Rejection Notice within thirty (30) calendar days after Jubilant or its designated facility has received such Product shipment, or (ii) in the case of a latent defect or any defect that was not obvious and could not be readily discovered from a physical inspection of the Product supplied (“Latent Defect”), Jubilant shall deliver a Rejection Notice within thirty (30) calendar days of the date that Jubilant discovers such defect. The notification by customer or a returns processor of a defect to Jubilant shall be treated as the date of discovery and such defect shall be deemed a Latent Defect. In the event the Failure to provide a Rejection Notice to Cadista within the applicable 30-day period shall constitute acceptance by Jubilant of the shipment, unless mutually agreed between the two parties. (“Accepted Product”). Rejection Notices that are provided by Jubilant shall state in reasonable detail (sufficient to enable Cadista to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why Jubilant believes the Product does not conform to its Specifications and/or the Product warranties contained in Section 8.1. Jubilant shall, within fifteen (15) Business Days of the delivery by Jubilant of any such Rejection Notice, provide samples of the Product being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of Jubilant on the Product being rejected.

(b)           Jubilant’s test results or basis for rejection shall be conclusive unless Cadista notifies Jubilant within fifteen (15) Business Days of receipt by Cadista of receipt of the above mentioned samples that it disagrees with such test results or basis for rejection. Cadista may only assert a disagreement if it alleges that the defects were introduced by Jubilant. If Cadista and Jubilant fail to agree within fifteen (15) Business Days after Cadista’s notice to Jubilant as to whether any Product identified in the Rejection Notice deviates from the applicable Product Specifications for such Product or fails to comply fully with the Product warranties contained in Section 8.1, representative samples of the batch of the Product in question, together with mutually agreed upon questions, shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. The results of such applicable independent evaluation shall be binding upon the Parties. If Jubilant and Cadista determine by agreement, or if such evaluation certifies that the Product was properly rejected by Jubilant, Jubilant may reject the Product in the manner contemplated by Section 6.4(d). The Party that is determined to have been incorrect in its determination of whether the Product complies fully with the applicable Product Specifications and the Product warranties contained in Section 8.1 shall pay all of the costs of such independent evaluation, including, without limitation, laboratory fees and additional shipping and transportation costs. Should the fees associated with the work conducted by the independent laboratory or consultant be due up front, Cadista and Jubilant shall each pay fifty percent (50%) of such upfront fees; provided, that if it is determined by the independent laboratory or consultant that either Party shall have been incorrect in its determination as to whether the Product complies fully with the applicable Product Specifications and the Product warranties contained in Section 8.1, such incorrect Party shall reimburse the other Party for such fifty percent (50%) of such fees within ten (10) Business Days of such determination by the independent laboratory or consultant, as the case may be.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

10

(c)           If any order of a Product is rejected by Jubilant, Jubilant’s obligation to pay Cadista in respect of the rejected Product shall be suspended until such time as the rejection is determined or otherwise agreed to be incorrect per Section 6.4(b). If only a portion of an order is rejected, only the duty to pay the amount allocable to such rejected portion shall be suspended.

(d)           In the event an order or partial order is rejected by Jubilant pursuant to the provisions of this Section 6.4, the non-conforming shipment of a Product, or the non-conforming portion thereof, shall be held for Cadista’s disposition, or shall be returned to Cadista, in each case at Cadista’s expense, as directed by Cadista. Cadista shall use its Commercially Reasonable Efforts to replace the non-conforming shipment of such Product, or the non-conforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event will do so within the later of forty-five (45) calendar days after receipt of notice of rejection thereof or thirty (30) calendar days of an independent testing decision in favor of Jubilant, at no cost to Jubilant. Cadista shall make arrangements with Jubilant for the return or destruction, at Cadista’s option and cost, of any rejected Product. All such return shipping charges or costs of destruction shall be paid by Cadista. In the event that Jubilant has paid for rejected Product, and such Product has not been satisfactorily replaced, Cadista shall promptly extend a credit to Jubilant for the full amount paid by Jubilant for such Product, together with related costs, or dispute such claim and, if necessary, initiate dispute resolution in accordance with Section 6.4(b) of this Agreement.

6.5         Product Recall. In the event that either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product which was sold under this Agreement (a “Recall”), Cadista and Jubilant shall promptly consult with each other in good faith as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Product sold by Jubilant shall be made by Jubilant; provided, however, that neither Party shall be prohibited hereunder from taking any action that it is required to take by Applicable Law. Each of Jubilant and Cadista shall make a permanent, complete and accurate record of all costs incurred by it in connection with any Product recall.

(a)           With respect to any Recall or seizure of any Product sold by Jubilant and caused by the negligence, mistake or omission of Cadista, Cadista shall (i) reimburse (or at Jubilant’s option, credit) Jubilant for all out-of-pocket costs and expenses reasonably incurred by Jubilant in connection with the Recall or seizure, replacing the Product subject to the Recall or seizure in accordance with the provisions of Section 6.5; and (ii) as provided in Section 12.1(b), indemnify and save Jubilant harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

11

(b)           With respect to any Recall or seizure caused by the negligence, mistake or omission of Jubilant, Jubilant shall: (i) reimburse (or at Cadista’s option, credit) Cadista for all out-of-pocket costs and expenses reasonably incurred by Cadista in connection with the Recall or seizure; and (ii) as provided in Section 12.1(a), indemnify and save Cadista and its Affiliates harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall.

(c)           With respect to any Recall of a Product sold by Jubilant and not caused by the negligence, mistake, fault, error or omission of either Party, the expenses shall be for the account of Cadista.

(d)           If Jubilant and Cadista cannot agree which Party is at fault or whether a Recall or seizure was reasonably beyond the control of the Parties, then an independent technical expert, acceptable to both Parties, shall be designated to make such determination. The so designated technical expert shall not be an employee, consultant, officer, director or shareholder of, or otherwise associated with, Jubilant, Cadista or their respective Affiliates. The technical expert’s determination will be, in the absence of fraud or manifest error, binding and conclusive upon the Parties.

(e)           Each Party shall keep the other fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of a Product, or which might result in liability issues or otherwise necessitate action on the part of either party, or which might result in Recall or seizure of such Product. Each Party shall reasonably cooperate with the other in the implementation of a Recall.

(f)           Prior to any reimbursement pursuant to this Section 6.5 the Party claiming reimbursement shall provide the other party with all available documentation of all reimbursable costs and expenses.

6.6         Approved Manufacturer.

For each Product, Cadista may, at any time during the Term, direct that a Product be manufactured by a Third Party manufacturer (an “Approved Manufacturer”). In such event, Jubilant shall purchase its requirements of such Product exclusively from such Approved Manufacturer under the same terms of this Agreement, so long as the Third Party manufacturer complies with all applicable regulations, including cGMP’s.

ARTICLE VII – PAYMENT OF PURCHASE PRICE;

ACCOUNTING

7.1        Product Purchase Price. The purchase price payable by Jubilant to Cadista for each Product with respect to each Applicable Country in the Applicable Territory for such Product shall be ninety percent (90%) of the Net Sales of such Product in such Applicable Country (the “Product Purchase Price”). At the time of delivery of a shipment of a Product to Jubilant for sale in an Applicable Country, Cadista shall issue to Jubilant an invoice for such shipment which will contain the estimated Product Purchase Price calculated based on the then current Expected Market Price for such Product in such Applicable Country.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

12

7.2         Sales Reports. Within ten (10) days after each calendar quarter, Jubilant shall provide Cadista a quarterly sales report for each Product. The quarterly report shall show Product sales during each quarter by customer and Applicable Country, including the calculation of the Net Sales for such Product in each Applicable Country for such quarter. Jubilant shall provide such other information relating to the sales of the Product as may reasonably be requested by Cadista, from time to time.

7.3           Quarterly Adjustment. Within thirty (30) days after each calendar quarter, Jubilant shall calculate the actual Product Purchase Price of a Product in each Applicable Country of the Applicable Territory for such Product for Net Sales in each such Applicable Country occurring during such quarter giving effect to the actual Net Sales price for such Product during such quarter and the Destination Charges incurred in such quarter. To the extent the estimated Product Purchase Price paid by Jubilant to Cadista for such Product during such quarter with respect to any Applicable Country exceeds ninety percent (90%) of the Net Sales price for such Product in such Applicable Country, Cadista shall issue to Jubilant a credit for such overpayment which shall be applied against future Product purchases. To the extent the estimated Product Purchase Price paid by Jubilant to Cadista for such Product during such quarter with respect to any Applicable Country is less than ninety percent (90%) of the Net Sales price for such Product in such Applicable Country, such shortfall shall be added to the next Product invoice from Cadista. Cadista shall also credit Jubilant for Destination Charges incurred in a quarter by crediting such amount against future Product purchases. Any amounts remaining to be credited by Cadista to Jubilant or to be included in a future invoice to Jubilant at the termination or expiration of the Agreement shall be settled in cash at the termination or expiration of this Agreement.

7.4           Payment Terms. Jubilant will pay to Cadista the invoiced Product Purchase Price for each Product shipment within sixty (60) days from the date of receipt of invoice. All payments hereunder shall be paid in United States dollars, by wire transfer to a bank account designated by Jubilant.

7.5           Cadista’s Audit Rights. Jubilant shall maintain and Jubilant shall require its Affiliates to maintain, at their respective offices, accurate and complete books and records of the Jubilant Net Sales of each of the Products and in such form and in such reasonable detail as to enable Jubilant to verify the Net Sales of each of the Products. Upon the written request of Cadista, and not more than once per calendar year, Jubilant shall permit an independent certified public accounting firm selected by Cadista and reasonably acceptable to Jubilant to have access during normal business hours to such of the records of Jubilant as may be reasonably necessary to verify the accuracy of the Net Sales and any deductions used to calculate Net Sales for each Product for any calendar year ending not more than three full years prior to the date of such request. If such accounting firm concludes that there are discrepancies in the reporting or calculation of the Net Sales for a Product, such accounting firm shall recalculate such amounts and: (a) Jubilant shall pay any additional sums underpaid to Cadista within thirty (30) calendar days of such re-determination; or (b) Cadista shall credit Jubilant for any overpaid amounts. The fees and expenses charged by such accounting firm shall be paid by Cadista. However, if the audit discloses that the aggregate payments relating to all Products to Cadista was underpaid during the audit period by more than $25,000, then Jubilant shall pay the reasonable fees and expenses charged by the accounting firm. The results of such audit shall be final and binding on the Parties.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

13

7.6           Sales and Use Taxes.  Jubilant shall be responsible for the payment of all federal, state or local taxes, use or value added taxes, excise or similar charges, or other tax assessments (other than that assessed against income), assessed or charged on the sale of the Products in the Applicable Territory by Jubilant pursuant to this Agreement.

7.7           Confidential Financial Information. The Parties shall treat all financial information subject to review under Section 7.5 hereof as Confidential Information.

7.8           Unsold Product and Product Returned by Customer. Jubilant may return for a full refund Product which it was not able to sell, when the Product’s remaining shelf life reaches twelve months or less (even though when received shelf life was longer), or when it reasonably determines that it will not be able to sell Product within three (3) months. In lieu of adjusting Net Sales, Jubilant may return for a full refund any Product returned by a customer. All refunds shall include Destination Charges, in addition to Product Purchase Price. Cadista shall bear all expenses of any returns under this Section 7.8, including without limitation, transportation, customs and taxes. In the event Cadista requests the destruction of Product in lieu of return, Cadista shall bear all expenses of such destruction and refund amounts paid for such Product and any Destination Charges.

ARTICLE VIII

MANUFACTURING STANDARDS AND QUALITY ASSURANCE

8.1        Cadista Product Warranties. Cadista hereby represents, warrants, covenants and agrees that:

(a)           All Products supplied to Jubilant by Cadista under this Agreement (i) will meet the applicable Product Specification for such Product as of the date that title to such Product is delivered to Jubilant and during the shelf life of such Product, (ii) will satisfy Applicable Laws and cGMP with respect to the manufacture, packaging, storage and shipment of such Product, and (iii) will not be adulterated or misbranded pursuant to Sections 501 and 502 of the FD&C Act (21 U.S.C. §§ 351 & 352).

(b)          All Products supplied by Cadista hereunder will be transferred to Jubilant free and clear of any liens, claims, encumbrances and security interests.

(c)          The Product supplied by Cadista shall have a shelf life of at least 21 months at the time it is received by Jubilant.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

14

8.2        Cadista General Warranties.

(a)           Cadista is not debarred and will not to its knowledge use in any capacity the services of any Person debarred under Section 335(a) of the FD&C Act; and

(b)           Except as otherwise provided in, and subject to the terms and provisions of, this Agreement, Cadista shall obtain and maintain all necessary licenses, permits or approvals required by the FDA or other relevant Governmental Authority in connection with the manufacture, filling, packaging, storage, and shipment to Jubilant in the Applicable Countries in the Applicable Territory for a Product, including, without limitation, all material permits related to its manufacturing facility.

8.3         Product Testing. Cadista shall conduct, or cause to be conducted, all physical parameters and in-process testing with respect to each batch of a Product to be supplied pursuant hereto prior to delivery thereof to Jubilant. Cadista shall retain a sample of each batch tested for at least the shelf life of such batch, or such longer period as may be required by cGMP.

8.4          Disclaimer. CADISTA HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY.

ARTICLE IX
TERM, EXCLUSIVITY AND TERMINATION

9.1        Term. This Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 9.2, shall continue in full force and effect on a Product-by-Product and Applicable Country-by-Applicable Country basis for a term of five (5) years from the date of the first commercial sale of such Product in each Applicable Country for such Product (the “Initial Term”); provided, however, that the Initial Term in each Applicable Country shall be extended automatically for additional terms of one (1) year each thereafter (each a “Renewal Period”) in the absence of either Party providing written notice to the other electing not to renew the Term of this Agreement with respect to a Product in such Applicable Country, which written notice shall be provided by such Party to the other not later than one hundred and eighty (180) days prior to the expiration of the Initial Term or any Renewal Period (the Initial Term and any Renewal Period for a Product in an Applicable Country for such Product are referred to collectively as the “Term” and shall be determined on a Product-by-Product and Applicable Country-by-Applicable Country basis).

9.2         Termination. (a) Prior to the expiration of the Term, this Agreement may be terminated in its entirety for all Products and all Applicable Territories:

(i)          immediately upon the mutual written consent of Cadista and Jubilant;

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

15

(ii)         by either Party upon the other Party’s material breach of its obligations under this Agreement, which material breach remains uncured sixty (60) calendar days after the terminating Party has provided written notice of same; or

(iii)        in the event either Party ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any case or proceeding under the Bankruptcy Code or any other statute of any state or country relating to insolvency or the protection of creditor rights, or otherwise rejects this Agreement in any case or proceeding under the Bankruptcy Code, the other Party shall have a right to terminate this Agreement, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents thereto or such proceeding is not dismissed within ninety (90) calendar days after the filing thereof. The Parties agree that each party may fully exercise all of its rights and elections under the Bankruptcy Code.

(b)         This Agreement may be terminated with respect to a Product or Products or an Applicable Country or Applicable Countries with respect to one or more Products upon the mutual written consent of the Parties with respect to such Product or Products or Applicable Countries.

9.3         Rights and Remedies upon Termination of Agreement. (a) In the event this Agreement is terminated under Section 9.2(a): (1) the marketing, distribution and sales rights granted to Jubilant for the Products in all Applicable Territories shall terminate; (2) Cadista’s obligations to manufacture and supply the Products to Jubilant, and Jubilant’s obligation to source the Products for sale in the Applicable Territories exclusively from Cadista, shall terminate; (3) Jubilant may sell all of the Products in its possession or ordered prior to the effective date of such termination, provided that Jubilant remits to Cadista, the Product Purchase Price for such Products in accordance with Sections 7.1 and 7.3; and (4) any Regulatory Approvals relating to Products and any Intellectual Property Rights belonging to Cadista will remain the sole and exclusive property of Cadista and upon the written request of Cadista, Jubilant shall promptly execute and deliver to Cadista or the applicable Agencies designated by Cadista such letters and other documentation as Cadista shall request in order to terminate Jubilant’s authority to act as regulatory agent of Cadista pursuant to Section 4.4.

(b)          In the event this Agreement is terminated under Section 9.2(b), (1) the marketing, distribution and sales rights granted to Jubilant for the affected Products and/or the affected Applicable Countries shall terminate; (2) Cadista’s obligations to manufacture and supply the affected Products to Jubilant for sale in the affected Applicable Countries, and Jubilant’s obligation to source the affected Products for sale in the affected Applicable Countries exclusively from Cadista, shall terminate; (3) Jubilant may sell in the affected Applicable Countries all of the affected Products in its possession or ordered prior to the effective date of such termination for sale in the affected Applicable Countries, provided that Jubilant remits to Cadista the Product Purchase Price for such affected Products in accordance with Sections 7.1 and 7.3; and (4) any Regulatory Approvals relating to the affected Products and any Intellectual Property Rights in the affected Applicable Countries belonging to Cadista will remain the sole and exclusive property of Cadista and upon the written request of Cadista, Jubilant shall promptly execute and deliver to Cadista or the applicable Agencies designated by Cadista such letters and other documentation as Cadista shall request in order to terminate Jubilant’s authority to act as regulatory agent of Cadista pursuant to Section 4.4 with respect to the affected Products or affected Applicable Countries.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

16

(c)          In the event the Term expires for an Applicable Country for a Product: (1) the marketing, distribution and sales rights granted to Jubilant for such Product in such Applicable Country shall terminate; (2) Cadista’s obligations to manufacture and supply such Product to Jubilant, and Jubilant’s obligation to source such Products for sale in such Applicable Country exclusively from Cadista, shall terminate; (3) Jubilant may sell in such Applicable Country all of the inventory of such Product in its possession or ordered for sale in such Applicable Country prior to the expiration of the Term for such Product in such Applicable Country, provided that Jubilant remits to Cadista the Product Purchase Price for such Product in accordance with Sections 7.1 and 7.3, and (4) any Regulatory Approval relating to such Product in such Applicable Country and any Intellectual Property Rights belonging to Cadista will remain the sole and exclusive property of Cadista and upon the written request of Cadista, Jubilant shall promptly execute and deliver to Cadista or the applicable Agencies designated by Cadista such letters and other documentation as Cadista shall request in order to terminate Jubilant’s authority to act as regulatory agent of Cadista pursuant to Section 4.4 with respect to such Product in such Applicable Country.

9.4         Survival. (a) Upon termination of this Agreement, it shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (a) Section 6.5 (Product Recall); (b) Article VII (Payment of Marketing Commission; Product Purchase Price; Accounting); (c) Article XII (Indemnification); (d) Article X (Confidentiality), (e) Section 9.3 (Rights and Remedies Upon Termination); (f) this Section 9.4 and (g) Article XIII. The rights and remedies provided in this Article IX shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(b)         Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination, including, without limitation, any claim for indemnification under Article XII. In addition, at Cadista’s option, Jubilant all take delivery and pay for all Product subject to outstanding purchase orders at the time of termination.

ARTICLE X – CONFIDENTIALITY

10.1         Confidentiality and Non-Use Obligations. (a) During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, neither Cadista nor Jubilant shall use, for any purpose other than the purpose of this Agreement, reveal or disclose to any Third-Party information and materials disclosed by the other Party (whether prior to or during the Term of this Agreement), and marked as confidential or for which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party (the “Confidential Information”) without first obtaining the written consent of the other Party.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

17

(b)          The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, or as may otherwise be required to be disclosed to an Agency in an Applicable Territory; or (ii) as required in connection with any filings made by the Securities and Exchange Commission or similar non-U.S. regulatory authorities or by the disclosure policies of a major stock exchange.

(c)          These restrictions upon disclosure and use of Confidential Information shall not apply to any specific portion of Confidential Information which:

(i)	is Confidential Information which can be demonstrated by the recipient’s documentary evidence to have already been in the possession of the recipient at the time of disclosure by the other Party;

(ii)	is or later becomes available to the public, as evidenced by documents which were generally published, other than by a breach by the Party;

(iii)	is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure;

(iv)	is information developed by the Party entirely without reference or use of Confidential Information, as established by probative documentary evidence; or

(v)	is required to be disclosed by law or government regulation.

ARTICLE XI – REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1          Legal and Governmental Compliance. Each Party shall comply with all Applicable Laws, relating to the activities undertaken by such Party hereunder.

11.2         Cadista Representations, Warranties and Covenants. Cadista represents, warrants and covenants to Jubilant that the following are true and correct as of the date stated therein, or if none is specified then as of the date hereof:

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

18

(a)          Cadista is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b)          Cadista has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Cadista. This Agreement has been duly and validly executed by Cadista.

(c)          To the best of Cadista’s knowledge, it has not and will not use the services of any persons debarred under 21 U.S.C. § 335(a) or (b) in any capacity associated with or related to the manufacture of the Products including those of its contract manufacturers.

11.3        Representations, Warranties and Covenants of Jubilant.

Jubilant represents, warrants and covenants to Cadista that the following are true and correct as of the date stated therein, or if none is specified then as of the date hereof:

(a)          Jubilant is a corporation duly organized, validly existing and in good standing under the applicable laws of incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b)          Jubilant has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Jubilant. This Agreement has been duly and validly executed by Jubilant.

(c)          Without limiting anything herein, Jubilant shall comply with all Applicable Laws in performing this Agreement, including all marketing, promotional or advertising activities.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

19

(d)          Jubilant is not debarred and will not to its knowledge use in any capacity the services of any Person debarred under Section 335(a) of the FD&C Act or that is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subject to any restrictions by any Governmental Authority or professional body in the Applicable Territory for any Product with respect to the performance of scientific or clinical investigations or other activities in the pharmaceutical industry.

(e)          Except as otherwise provided in this Agreement, Jubilant shall obtain and maintain all necessary licenses, permits or approvals required by any relevant Governmental Authority in connection with the marketing, distribution and sale of the Products in their respective Applicable Territory.

11.4        Limitation on Warranties. Except as expressly provided in this Agreement, neither Party makes any representation or warranty to the other, whether express or implied, either in fact or by operation of law, by statute or otherwise, and both Parties specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose. In addition, each Party understands and agrees that neither Party warrants nor commits that a Product will be successfully developed, be submitted for applicable Regulatory Approval, or receive applicable Regulatory Approval.

ARTICLE XII - INDEMNIFICATION; INSURANCE

12.1        Indemnification. (a)   Jubilant Indemnification. Jubilant agrees to indemnify and hold forever harmless Cadista and each of its agents, directors, officers and employees from and against any third-party loss, damage, action, proceeding, expense or liability (“Losses”) arising from or in connection with (i) the offer for sale, sale or distribution by Jubilant in the Applicable Territory of a Product, except for Losses to the extent Cadista has agreed to indemnify Jubilant pursuant to Section 12.1(b); (ii) infringement or misappropriation of any copyright or trademark arising out of the marketing and/or sale of a Product in the Applicable Territory during the Term; (iii) the breach or inaccuracy of any representations, warranties or covenants made by Jubilant in this Agreement; and (iv) a Recall described in Section 6.5(b).

(b)          Cadista Indemnification. Cadista agrees to indemnify and hold forever harmless Jubilant and its Affiliates and each of their agents, directors, officers and employees from and against any Losses arising from or in connection with: (i) the breach or inaccuracy of any representations, warranties or covenants made by Cadista in this Agreement; (ii) Cadista’s manufacture and supply of a Product that does not meet applicable Product Specifications or such Product Warranties provided in Section 8.1 at the time of delivery and during the shelf life of such Product; (iii) the infringement or misappropriation of any patent or trade secret of any Third Party relating to any Product; (iv) Service Level Charges; (v) Destination Charges; and (vi) a Recall described in Section 6.5(a) and Section 6.5(c).

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

20

12.2        Procedure; Limitation of Liability. The indemnities set forth in this Article XII are subject to the condition that the Party seeking indemnity shall forthwith notify the other Party on being notified or otherwise made aware of a suit, action or claim and that the indemnifying Party defend and control any proceedings, with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the reasonable costs of other Party’s counsel, to be selected by the indemnifying Party upon consent of the other Party, not unreasonably withheld); provided that the indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the indemnified Party (such consent not to be unreasonably withheld or delayed). The Parties shall cooperate in the defense of any Third Party claim. The Parties acknowledge and agree that the indemnity provisions of Section 12.1 shall comprise the Parties’ sole and exclusive remedy at law or equity for matters relating to the subject matter of this Agreement. Notwithstanding anything to the contrary contained herein, Jubilant’s liability to Cadista for indemnification and/or breach of this Agreement is limited to $250,000 in the aggregate for each Applicable Country of the Applicable Territory of each Product.

12.3        Other Product Liability Claims. To the extent either party incurs any Losses arising from or in connection with any claim based on product liability with respect to the Product to the extent not arising from the actions set forth in Sections 12.1(a) and 12.1(b), above (“Product Claim”) such Losses shall be borne by Cadista.

12.4        DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY COVER, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

12.5        Insurance. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement, which meets the following requirements:

(a)          the insurance shall insure such Party against all liability related to its activities relating to the development, manufacture or sale of a Product (whether such Party’s liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

(b)          the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed product maintained by such Party cover less than the greater of (i) ten million U.S. dollars (U.S. $10,000,000) per occurrence (or claim) and an annual aggregate of ten million U.S. dollars (U.S. $10,000,000) or (ii) such limits required to be maintained by Jubilant as mandated by Jubilant’s customers. All such policies shall include a contractual endorsement naming the other Party to this Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policies or their cancellation.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

21

ARTICLE XIII - MISCELLANEOUS

13.1         Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or Losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

13.2         Notices. All notices or other communications given pursuant hereto by one Party hereto to the other Party shall be in writing and shall be deemed given (a) when delivered by messenger, (b) when sent by telecopier (with receipt confirmed), (c) when received by the addressee, if sent by express mail, federal express or other express delivery service (receipt requested) or (d) three (3) days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopy number set forth below (or to such other addresses and telecopy numbers as a Party may designate as to itself by notice to the other Party):

Notices for Jubilant shall be sent to:

Jubilant Life Sciences Ltd.

Plot No 1-A, Institutional Area,

Sector 16/A Noida 201 301,

Uttar Pradesh, India

Attn: President

Notices for Cadista shall be sent to:

Jubilant Cadista Pharmaceuticals Inc.

207 Kiley Drive

Salisbury, Maryland 21801

Attn: President

13.3        Governing Law. This Agreement shall be governed by the laws of the State of New York, as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.4         Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

22

13.5         No Agency. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

13.6         Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable.

13.7         Entire Agreement. This Agreement together with the Exhibits and Schedules hereto sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understanding between the Parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.8         Assignment. No Party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Third-Party, provided, however, that any Party may assign or transfer this Agreement (in whole or in part) to any Affiliate, provided that the assigning Party shall guarantee the performance of that Affiliate, or to any successor by merger of such Party of its pharmaceutical business, or to the Purchaser of all or substantially all of such assets of, or stock relating to, its pharmaceutical business, without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

13.9         Facsimile Execution. This Agreement may be executed in facsimile-signature counterparts, including PDF/email, each of which is hereby agreed to have the legal binding effect of an original signature. The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution, if requested.

13.10      Third Party Beneficiaries. This Agreement has no intended third party beneficiaries.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

23

JUBILANT LIFE SCIENCES LTD.		JUBILANT CADISTA PHARMACEUTICALS INC.

By:	/s/ Dev Kumar Singh	By:	/s/Kamal Mandan
	NAME: Dev Kumar Singh		NAME: Kamal Mandan
	TITLE: GU Head		TITLE: Chief Financial Officer

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

24

SCHEDULE 1

Products

Product	Innovator Product	Dosage Form	Applicable Territory
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Amendments to the foregoing table shall be evidenced by the signatures below.

JUBILANT LIFE SCIENCES LTD.		JUBILANT CADISTA PHARMACEUTICALS INC.

BY:		BY:
	NAME :		NAME :
	TITLE:		TITLE:
	DATE:		DATE:

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.